Exhibit 99.1

Validus Holdings, Ltd. Bermuda Commercial Bank Building 19 Par-la-Ville Road Hamilton, HM 11 Bermuda

Mailing Address: Suite 1790 48 Par-la-Ville Road Hamilton, HM 11 Bermuda

Telephone: (441) 278-9000 Facsimile: (441) 278-9090 Website: www.validusre.bm
May 18, 2009
The Board of Directors of IPC Holdings, Ltd.
c/o	James P. Bryce, President and Chief Executive Officer American International Bldg. 29 Richmond Road Pembroke, HM 08 Bermuda
Re: Superior Amalgamation Proposal by Validus Holdings, Ltd. (“Validus”) to IPC Holdings, Ltd. (“IPC”)
Dear Sirs:
On behalf of Validus, I am writing to increase our offer pursuant to which Validus would pay a premium to the holders of IPC shares and Validus and IPC would amalgamate in a share-for-share exchange. We are prepared to amalgamate with IPC for total consideration consisting of 1.1234 Validus voting common shares and cash of $3.00 for each outstanding IPC share. The increased offer provides IPC shareholders with total consideration of $30.14 per IPC share based on Validus’ closing price on Friday, May 15, 2009, a 13.2% premium to IPC’s closing price that day and a 21.9% premium based on IPC’s and Validus’ closing prices on March 30, 2009, the last trading day before the announcement of Validus’ initial offer.
This increase underscores our strong commitment to the acquisition of IPC and reinforces the clear superiority of our offer over IPC’s proposed amalgamation with Max Capital Group Ltd. In addition, by adjusting our exchange ratio, we are able to provide the IPC shareholders with a meaningful cash component, a request we have heard repeatedly from IPC shareholders whom we’ve talked to extensively over the last few weeks, along with the continued opportunity to benefit from being part of a leading Bermuda carrier in the short-tail reinsurance and insurance market. The combined company will have a global underwriting platform, quality diversification into profitable business lines with superior growth opportunities, a strong balance sheet and a proven management team.
Our board of directors has approved the submission of our increased offer and delivery of the enclosed signed amendment to the amalgamation agreement we delivered to you on March 31, 2009, so that, upon termination of the Agreement and Plan of Amalgamation among IPC, IPC Limited and Max Capital Group Ltd., dated as of March 1, 2009 (as amended, the “Max Plan of Amalgamation”), you have the certainty of our transaction and are able to sign the amalgamation agreement that was delivered to you on March 31, 2009 and the enclosed amendment to the amalgamation agreement. Our increased offer remains structured as a reorganization for U.S. federal income tax purposes and does not require any external financing. It is also not conditioned on a specified rating by the rating agencies. The only conditions to our offer are those contained in the executed amalgamation agreement, as amended, which we have left substantially the same as those contained in your agreement with Max to facilitate your Board’s ability to execute our agreement without delay.
As you know, we have also commenced an Exchange Offer and filed with the Supreme Court of Bermuda an application for the Court to convene a meeting of IPC shareholders in connection with our previously announced Scheme of Arrangement. We will also be amending the terms of the Exchange Offer and Scheme of Arrangement to reflect the improved economic terms of our offer described above. Should you conclude our increased offer constitutes a Superior Proposal under the Max Plan of Amalgamation, we would be happy to discuss with you which of these three transaction structures would provide IPC shareholders the most attractive and expedient way to complete the transaction with Validus.
We firmly believe that it is time for the IPC Board to refrain from taking any further action which could compromise the ability of IPC’s shareholders to obtain the benefits of our more favorable transaction. We urge the IPC Board to support our increased offer and to withdraw its support for the proposed Max amalgamation. We believe our increased offer is clearly a Superior Proposal under the Max Plan of Amalgamation. We and our financial advisors, Greenhill & Co., LLC, and our legal advisors, Cahill Gordon & Reindel LLP and Skadden, Arps, Slate, Meagher & Flom LLP, are prepared to move forward immediately. We believe that our increased offer presents a compelling opportunity for both our companies and our respective shareholders, and look forward to your prompt response.

Sincerely,

/s/ Edward J. Noonan
Edward J. Noonan
Chairman and Chief Executive Officer

Enclosure

cc:	Robert F. Greenhill
Greenhill & Co., LLC

John J. Schuster
Cahill Gordon & Reindel LLP

Stephen F. Arcano
Skadden, Arps, Slate, Meagher & Flom LLP